PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com

Healthcare Trust of America, Inc. Acquires a 45,500 Square Foot Medical Office Building in
Charleston, South Carolina

Scottsdale, Arizona (July 1, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded real estate investment trust, announced the purchase of a medical office building located in Charleston, South Carolina for approximately $10,446,000.

Cannon Park Place is an approximately 45,500 square foot, 100% leased, Class A medical office building that is located immediately adjacent to the campus of the Medical University of South Carolina (“MUSC”) and MUSC Children’s Hospital. MUSC is the largest teaching hospital in South Carolina, and it carries an A1 credit rating from Moody’s.

The three-story, multi-tenant building includes Rite Aid, as well as University Medical Associates (“UMA”) and MUSC, which collectively lease approximately 80% of the building. UMA is the physician group affiliated with MUSC which collectively provides the widest range of specialty care available in South Carolina, both on the MUSC campus and in the community.

Founded in 1824 in Charleston, MUSC, with nearly 11,000 employees, is the oldest medical school in the South. Since its opening, MUSC has expanded into a public hospital and medical research center, as well as six medical colleges that educate and train more than 3,000 students and residents. MUSC operates a 750-bed medical center, which includes a nationally recognized Children’s Hospital, the Ashley River Tower (cardiovascular, digestive disease, and surgical oncology), and a leading Institute of Psychiatry.

“HTA is proud of this addition to our South Carolina portfolio because of its strong stable tenancy and its affiliation with a world class teaching and medical research institution,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition marks our fifth acquisition in South Carolina in the past 9 months and expands our South Carolina portfolio to approximately 1,100,000 square feet with locations adjacent to or on the campus of significant hospitals.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $197.4 million in medical office and healthcare-related assets. These assets include a total of 10 acquisitions representing approximately 911,000 square feet. Since its formation in 2006, HTA has made 63 geographically diverse acquisitions valued at approximately $1.66 billion based on purchase price, which includes 195 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.3 million square feet, and includes 176 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Charleston, South Carolina; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.